EXHIBIT 10.1

WHEREAS, Green Mountain Power Corporation (the “Company”) maintains the deferred compensation plans or arrangements listed on the attached Exhibit I (the “Plans”) for the benefit of employees and directors eligible to participate in the Plans; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) imposes new restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the Plans; and

WHEREAS, Code section 409A is effective as to amounts deferred after 2004; and

WHEREAS, the Company wants to assure that the requirements and restrictions of Code section 409A will not apply to vested benefits earned or deferred under the Plans prior to January 1, 2005; and

WHEREAS, the Company has reserved the right to amend the Plans and the Company desires to amend the Plans without reducing the benefits available to participants;

NOW THEREFORE BE IT RESOLVED, That the Plans are amended so that the benefits provided under the Plans are limited to (i) benefits which are earned or accrued and vested or nonforfeitable as of December 31, 2004 and (ii) any earnings or losses attributable to such benefits.

RESOLVED FURTHER, That the Company hereby adopts new deferred compensation plans (the “New Plans”), effective January 1, 2005, which will provide as follows:

FIRST: The provisions of the New Plans shall be the same as those of the corresponding Plan (but without a duplication of benefits) except that the New Plans shall not include any term, condition or provision that does not satisfy Code section 409A.

SECOND: The benefits provided under the New Plans shall include (i) benefits earned or accrued under the corresponding Plan which are not vested or nonforfeitable as of December 31, 2004, (ii) benefits earned or accrued on or after January 1, 2005 and (iii) any earnings or losses attributable to the benefits described in the preceding clauses (i) and (ii).

RESOLVED FINALLY, That the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolutions all without the necessity of further action by this Board.

Exhibit I to Board Resolutions

EXHIBIT I to Resolutions Regarding Deferred Compensation Plans Adopted by Green Mountain Power Corporation Board of Directors

December 30, 2004

1.	Supplemental Retirement Plans for certain Company Executives, as amended and/or restated through December 30, 2004.

2.	Deferred Compensation Plans for Certain Officers, as amended and/or restated through December 30, 2004.

3.	Deferred Compensation Plans for Directors, as amended and/or restated through December 30, 2004.

4.	Officer Deferred Stock Unit Agreements, as amended and/or restated through December 30, 2004.

5.	Officer Deferral Agreements, as amended and/or restated through December 30, 2004.

6.	Director Deferred Stock Unit Agreements, as amended and/or restated through December 30, 2004.

7.	Director Deferral Agreements, as amended and/or restated through December 30, 2004.